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Exhibit 99.1

MPA ANNOUNCES THE ADDITION OF TWO NEW DIRECTORS

Torrance, California—Thursday, October 10, 2002—Motorcar Parts & Accessories, Inc. (Internet Billboard: MPAA) filed a Form 8-K with the Securities and Exchange Commission today, announcing they have added two new members to the Company's Board of Directors. The Company's Board of Director's unanimously voted to add two new members to the Company's Board at a Board meeting held on Tuesday, October 8, 2002.

The newly elected individuals are Mr. Douglas Horn and Mr. Irving Siegel:

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  Mr. Douglas Horn is a retired certified public accountant and attorney who also worked as a revenue agent for the Internal Revenue Service. Mr. Horn worked as a staff accountant for Peat Marwick, was a senior partner of Douglas Horn & Company, a certified public accounting firm, and was a senior partner in the law firm of Horn & Shapiro specializing in tax law until he retired in 1991. Mr. Horn also served as the treasurer of the American Diabetes Association for the New York Chapter.

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  Mr. Irving Siegel is a retired attorney admitted to the bar of the State of New Jersey with a background in corporate finance. While practicing law in New Jersey with the law firm of Klienberg, Moroney, Masterson and Schacter, Mr. Siegel was active in dealing with corporate financial restructuring. Since 1993, Mr. Siegel has been the principal owner of the Siegel Company Inc., a full service commercial real estate firm located in Los Angeles. Mr. Siegel plays an active role in consulting and financial advisory services in the hospitality and real estate industries. Mr. Siegel consults, plans, merchandises and leases entertainment centers both domestically and internationally. Mr. Siegel has also served as the director of real estate for Wolfgang Puck Food Company since 1992.

With the addition of these two individuals, the Company's Board of Directors now consists of six individuals.

Selwyn Joffe, MPA's Board Chairman, welcomed the new members by saying, "We are extremely excited to have two new independent directors with excellent financial acumen. We anticipate that these directors will serve on the Company's audit committee in the future".

MPA is a leading manufacturer of replacement alternators and starters for imported and domestic cars and light trucks in the United States, Canada and Mexico. MPA's full line of alternators and starters are remanufactured for import and domestic vehicles.

Contact Information:
Motorcar Parts & Accessories, Inc.
Anthony Souza (310) 972-4005

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  Exhibit 99.1